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 		 FOCUSHARES TRUST
	FIDELITY BOND SHARING AGREEMENT


THIS AGREEMENT made and entered into this 22nd day of February, 2011 by and between FocusShares Trust ("Trust"), an open-end management investment company, on behalf of each of its series specified in Appendix A ("Funds") and FocusShares, LLC, the investment advisor for the Trust
("Advisor").

	WHEREAS, the Advisor acts as investment Advisor to each of the Funds; and

	WHEREAS, pursuant to the requirement of Rule 17g-1 of the Investment Company Act of 1940, as amended (the "1940 Act"), the Trust, on behalf of each Fund, and the Advisor have obtained fidelity bond coverage as named parties ("Insureds") under a joint insured fidelity bond, as amended from time to time to reflect any additions to Appendix A ("Bond"); and

	WHEREAS, the Insureds, in order to be covered by a single fidelity bond, are required by Rule 17g-1 to be parties to an agreement that establishes the criteria by which premiums and recoveries under the Bond shall be allocated among the Insureds;

	NOW, THEREFORE, it is agreed as follows:

	1.	Amount of Coverage Maintained.  The
amount of fidelity coverage under the Bond shall at all times be at least equal in the amount to the sum of (i) the total amount of coverage which the Trust, on behalf of each Fund, would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph (d) of Rule 17g-1 under the 1940 Act had the Trust not been a named insured under the Bond, plus (ii) the amount of each bond which the Advisor would have been required to provide and maintain pursuant to federal statutes or regulations had it not been a named insured under the Bond. The amount of fidelity coverage under the Bond shall be approved at least annually by the Board of Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust as defined by Section 2(a)(19) of the 1940 Act.

	2.	Allocation of Recoveries.  In the event an
actual pecuniary loss is suffered by any two or more of the Insureds under circumstances covered by the terms of the Bond, any recovery under the Bond shall be allocated among such Insureds as follows:

	(a)	If the total amount of coverage provided under
the Bond exceeds or is equal to the amount of the combined total amount of loss suffered by the Insureds suffering loss, then each such Insured shall be entitled to recover the amount of its actual loss.

	(b)	If the amount of loss suffered by
each Insured suffering loss exceeds its minimum coverage requirement under Rule 17g-1 under the 1940 Act and the amount of such Insureds' combined actual losses exceeds the total amount of coverage provided under the Bond, then each such Insured shall be entitled to recover
(i) its minimum coverage requirement and (ii) to the extent there exists any excess coverage, the proportion of such excess coverage which its minimum coverage requirements bears to the amount of the combined minimum coverage requirements of the Insureds suffering actual loss: provided, however, that if the actual loss of any such Insureds is less than the sum of (i) and (ii) above, then such difference shall be recoverable by the other Insured or Insureds in proportion to their relative minimum coverage requirements.

	(c)	If (i) the amount of actual loss suffered by any
Insured is less than or equal to its minimum coverage equirement,
(ii) the amount of actual loss of another Insured or the other Insureds exceeds its or their minimum coverage requirement or requirements, and (iii) the amount of the combined actual losses of the Insureds exceeds the total amount of coverage provided under the Bond, then any Insured which has suffered an amount of actual loss less than or equal to its minimum coverage requirement shall be entitled to recover its actual loss. If only one other Insured has suffered actual loss, it shall be entitled to recover the remainder of the amount of the coverage under the Bond. If more than one other Insured has suffered actual loss in excess of the remaining coverage, then they shall allocate such remaining amount of coverage in accordance with paragraph (b) of this Section 2.

	3.	Allocation of Premiums.  No premium shall be paid
under the Bond unless the Board of Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust as defined by Section 2(a)(19) of the 1940 Act, shall approve the portion of the premium to be paid by the Trust, on behalf of each Fund. The premium payable on the Bond shall be allocated between the Trust and the Advisor as determined by the Board of Trustees of the Trust.

	4.	Amendment.  Each party hereby consents to
additional Funds and investment companies advised or managed by the Advisor being named as a joint insured under the Bond and this Agreement. Appendix A shall be amended when necessary to reflect the addition of new Funds and investment companies. Otherwise this Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

	5.	Filing with the Commission.  A copy of this Agreement
and any amendment thereto shall be filed with the Securities and Exchange Commission within 10 days after the execution thereof.

	6.	Applicable Law.  This Agreement shall be
construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

	7.	Notices.  All Notices and other communications
hereunder shall be in writing and shall be addressed to the appropriate party at 210 Summit Avenue, Suite C11, Montvale, NJ 07645.

	8.	Limitations of Liability of Trustees and Shareholders.
A copy of the Declaration of Trust of the Trust, and any amendments thereto, are on file with the Secretary of State of Delaware, and it is hereby agreed that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its authorized representative effective as of the day and year first above written.


		FocusShares Trust,
		on behalf of each of its Funds



		By: /s/ Erik Liik
		      ____________________
		      Name: Erik Liik
		      Title:    President



		FocusShares, LLC


		By: /s/ Erik Liik
		      ____________________
		      Name: Erik Liik
		      Title:    Chief Executive Officer

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APPENDIX A


Focus Morningstar US Market Index ETF
Focus Morningstar Large Cap Index ETF
Focus Morningstar Mid Cap Index ETF
Focus Morningstar Small Cap Index ETF
Focus Morningstar Basic Materials Index ETF
Focus Morningstar Communication Services Index ETF
Focus Morningstar Consumer Cyclical Index ETF
Focus Morningstar Consumer Defensive Index ETF
Focus Morningstar Energy Index ETF
Focus Morningstar Financial Services Index ETF
Focus Morningstar Health Care Index ETF
Focus Morningstar Industrials Index ETF
Focus Morningstar Real Estate Index ETF
Focus Morningstar Technology Index ETF
Focus Morningstar Utilities Index ETF


As of February 22, 2011


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